Exhibit 10.29

Retention Bonus Agreement between SpartanNash and Senior Leadership

Note (A)		Note (B)
Mark Shamber	EVP, Chief Financial Officer	$200,000
Kathleen Mahoney	EVP, Chief Legal Officer	$300,000
Lori Raya	EVP, Chief Merchandising & Marketing Officer	$250,000
Arif Dar	SVP, Chief Information Officer	$250,000
Yvonne Trupiano	EVP, CHRO, Corporate Affairs & Communications	$300,000
Thomas Swanson	EVP, General Manager - Corp Retail	$150,000
Tammy Hurley	VP, Finance and CAO	$265,200
Walt Lentz	EVP, President Distribution	$350,000

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (the "Agreement"), entered into by and between SpartanNash Company (the "Company") and (A) ("Executive"), effective August 9, 2019.

The Board of Directors of the Company has determined that it is appropriate to award a retention bonus to selected key executives whose continued service is particularly important to the welfare of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Eligibility for Retention Bonus. Subject to the terms of this Agreement, Executive shall receive a retention bonus (the "Retention Bonus"), if Executive remains an employee of the Company through February 9, 2021 (the "Retention Date"). The term "Company" shall include any subsidiary of the Company that employs Executive. Executive shall be eligible to receive the Retention Bonus pursuant to the terms of this Agreement, notwithstanding any provision in any agreement between Executive and the Company or any of its affiliates to the contrary, including without limitation, the Executive Severance Agreement.

2. Retention Bonus. The Retention Bonus shall be $  (B)  . The Retention Bonus will be paid in a lump sum cash payment within 30 days after the Retention Date, if Executive remains an employee of the Company through the payment date for the Retention Bonus.

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Exhibit 10.29

3. Termination of Employment.

(a) If, before the Retention Bonus is paid, Executive's employment is terminated (i) by the Company without Cause, (ii) by the Company on account of Executive's Disability, (iii) by Executive for Good Reason, or (iv) on account of Executive's death, and if Executive, or, if applicable, Executive's legal representative, signs and does not revoke a Release, the Company shall pay a pro-rata portion of the Retention Bonus to Executive within 30 days after Executive's termination of employment. For purposes of this Agreement, the pro-rata portion will be determined by multiplying (1) the Retention Bonus amount set forth in Section 2 above, by (2) a fraction, the numerator of which is the number of days Executive was employed by the Company from August 9, 2019 until the termination date and the denominator of which is 550.

(b) For purposes of this Agreement, the following terms have the following meanings:

(i)"Cause" shall have the meaning set forth in the Employment Agreement between the Company and Executive.

(ii)	"Disability" shall have the meaning set forth in the Employment Agreement between the Company and Executive.

(iii) "Good Reason" shall have the meaning set forth in the Employment Agreement between the Company and Executive.

(c) If Executive's employment terminates for any reason other than as described in subsection (a) above before the Retention Bonus is paid, no Retention Bonus will be paid to Executive.

4. Release. Any payment of the Retention Bonus after Executive's termination of employment shall be conditioned on Executive's executing after such termination of employment, and not revoking, a written general release in a form acceptable to the Company (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or entitlements under any plans or programs of the Company under which Executive has accrued a benefit).

5. Tax Withholding. All payments under this Agreement will be made subject to applicable federal, state and local tax withholding.

6. No Employment Rights. This Agreement does not give Executive any right to continued employment with the Company or interfere with the Company's right to terminate Executive's employment.

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Exhibit 10.29

7. Creditors; Successors. None of the rights or benefits under this Agreement shall be subject to the claims of any of Executive's creditors, and Executive shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Executive will in all respects be an unsecured creditor of the Company. This Agreement will be binding on Executive's heirs, executors and administrators, and on the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

8. Compliance With Law. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, or an exemption (specifically, the short term deferral exemption of section 409A), and shall in all respects be administered in accordance with section 409A. Distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A or an exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under section 409A. Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if Executive is considered a "specified employee" for purposes of section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the amount shall be paid in a lump-sum payment within ten days after the end of the six-month period. In no event may Executive, directly or indirectly, designate the calendar year of a payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later year.

9. Termination and Amendment. This Agreement shall terminate immediately after the Retention Bonus is paid or after the Company determines that no Retention Bonus will be paid pursuant to Section 3. This Agreement may be amended only by written agreement signed by an authorized representative of each party.

10. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or as a "pdf' or similar attachment to an email), each of which shall be an original, but all of which together shall constitute one instrument.

11. Governing Law. This Agreement shall be governed by and interpreted under the laws of Michigan without giving effect to any conflict of laws provisions.

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Exhibit 10.29

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

SPARTANNASH COMPANY

By:

Dennis Edison

President & CEO

(A)

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